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                                                           EXHIBIT 10.14

                                 EMPLOYMENT AGREEMENT


     EMPLOYMENT AGREEMENT, dated as of January 1, 1997, and executed this ____ day of __________ 1997, by and between TA Operating Corporation, a Delaware corporation (the "Company"), and Edwin P. Kuhn (the "Employee").

     In consideration of the parties' desire to assure the Company of the services of the Employee, and the mutual covenants herein contained, the parties agree as follows:

     1. EMPLOYMENT, ACCEPTANCE AND TERM. The Company hereby agrees to employ the Employee, and the Employee agrees to serve the Company, for a period of four (4) years commencing on the date hereof (the "Effective Date") and ending on December 31, 2000 or such earlier date on which employment is otherwise terminated in accordance with the terms of this Agreement (the "Term"). The Employee acknowledges that the Company shall have no obligation to extend the Term or to enter into a new employment agreement upon the expiration of the Term. Unless otherwise agreed between the parties in writing, any continuation of the Executive's employment beyond the expiration of the Term shall constitute an employment at will and shall not extend the terms of this Agreement.

     2.   DUTIES AND AUTHORITY.

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          2.1  The Employee will serve as an officer of the Company, in accordance with the Certificate of Incorporation and By-Laws of the Company and subject to the direction of, and in accordance with the authority delegated to the Employee by, the Board of Directors of the Company.

          2.2 The Employee shall devote 100% of his full working time and energies to the business and affairs of the Company and, in connection therewith, shall perform such duties, functions and responsibilities as are commensurate with and appropriate to the position of an officer of the Company. Throughout the Term, the Employee will use his best efforts, skills and abilities to promote the interests of the Company and its Affiliates.
For purposes of this Agreement, the term "Affiliates" shall mean, collectively, TravelCenters of America, Inc., a Delaware corporation ("Holdings"), National Auto/Truckstops, Inc., a Delaware corporation ("National"), TA Franchise Systems Inc., a Delaware Corporation ("TAFSI"), and all subsidiaries and affiliates of the Company, Holdings, National and TAFSI.

     3.   COMPENSATION.

          3.1 As compensation for all services to be rendered pursuant to this Agreement, the Company shall pay the Employee during the Term a base salary at the rate of Three Hundred Twenty Five Thousand Dollars ($325,000) per annum (the "Base Salary"), payable currently in equal biweekly installments or otherwise in accordance with the payroll policies of the Company as from time to time in effect, LESS such deductions as shall be required to be withheld by applicable law and regulations.

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          3.2  For each fiscal year of the Company during the Term (a "Fiscal
Year"), commencing with the Fiscal Year ending December 31, 1997, the Company shall pay to the Employee an annual bonus (the "Annual Bonus"). The amount of each Annual Bonus shall be determined by the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee"), based fifty percent (50%) upon Company performance (EBITDA goals) and fifty percent
(50%) upon the Employee's individual performance (MBO targets), and shall range from zero (0) to fifty percent (50%) of the Base Salary (the "Maximum Bonus"); PROVIDED, HOWEVER, that the Annual Bonus payable with respect to the 1997 Fiscal Year shall not be less than fifty percent (50%) of the Maximum Bonus (the "1997 Guaranteed Bonus"), and that the Annual Bonus payable with respect to the 1998 Fiscal Year shall not be less than twenty-five percent (25%) of the Maximum Bonus (the "1998 Guaranteed Bonus"); and, PROVIDED FURTHER, that there shall be no guaranteed bonus due to the Employee under this Agreement after the 1998 Fiscal Year.

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     4.   ADDITIONAL BENEFITS.

          4.1 BENEFIT PLANS. The Employee shall be entitled during the Term, if and to the extent eligible, to participate in all employee benefit plans of the Company which the Company provides to its executive employees generally, including, without limitation, a health and medical insurance plan, basic life insurance, supplemental life insurance, basic disability benefit plan, supplemental disability benefit plan, relocation, retirement or pension plan or similar benefit plans of the Company, whether now in existence or hereafter adopted; PROVIDED, HOWEVER, that the Company shall not be obligated to adopt, maintain or contribute to any such benefit plans which, in its sole discretion, the Company believes would be imprudently expensive or otherwise inappropriate.

          4.2 DIRECTOR'S AND OFFICER'S INSURANCE. Holdings has purchased and will use reasonable efforts to maintain, at the Company's expense, Director's and Officer's liability insurance in a reasonable amount covering all insurable acts of the Employee pursuant to this Agreement provided that Employee's coverage will not be less extensive than that provided by Company to any other director or officer of the Company.

          4.3 FRINGE BENEFITS. The Employee shall be entitled during the Term to the following additional benefits: (i) a company-owned automobile of a make and model approved by the Compensation Committee as appropriate for an officer of the position of the Employee; (ii) company-owned club membership (or to the extent the club does not permit company membership, reimbursement for individual membership) up to an aggregate maximum amount over the term of this agreement of $40,000 for initiation

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fees, dues and fixed expenses only, paid by the Company and/or the Employee;
(iii) paid vacation days in accordance with standard Company policy for similarly situated officers; and (iv) participation in a nonqualified unfunded elective salary deferral plan adopted or to be adopted by the Compensation Committee having such terms as the Compensation Committee determines in its sole discretion are appropriate for the purpose of providing certain benefits in excess of the benefits otherwise available under the Company's employee benefit plan established pursuant to Code sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the "Code") which nonqualified plan provides or is expected to provide tax-deferred savings opportunities through elective salary deferrals in excess of certain of the limits set forth in Subchapter D of Chapter I of Subtitle A of the Code.

     5. TERMINATION OF EMPLOYMENT. The Employee's employment with the Company shall terminate upon the death of the Employee, and the Company shall have the right, by delivery of written notice to the Employee, to terminate the Employee's employment as a result of the Employee's Permanent Disability (as such term is defined in Section 5.1 hereof), for Cause or for any other reason, the consequences of any such termination being as specified in this
Section 5:

          5.1 DEATH; DISABILITY. If the Employee's employment with the Company is terminated by reason of the Employee's death or Permanent Disability, the Company's obligations under this Agreement shall be satisfied by providing the benefits set forth in the Company's life insurance or disability benefit plan or plans, as the case may be. The Employee shall not be entitled to any other payments or compensation

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under this Agreement except for (i) Base Salary accrued and unpaid to the date of death or disability, (ii) any vested benefits as of the date of death or termination for disability under stock options granted to the Employee pursuant to the terms of the National Auto/Truckstops Holdings Corporation 1993 Stock Incentive Plan and the TravelCenters of America, Inc. 1997 Stock Incentive Plan (collectively, the "Stock Incentive Plans"), (iii) an amount equal to the product of (x) the Annual Bonus, if any, determined by the Compensation Committee for the year in which the termination occurs (or if the termination occurs in Fiscal Year 1997 or Fiscal Year 1998, the 1997 Guaranteed Bonus or the 1998 Guaranteed Bonus, respectively, if larger, in lieu of any Annual Bonus for such year), MULTIPLIED BY (y) the fraction, the numerator of which equals the number of days the Employee was employed by the Company during the Fiscal Year in which such termination occurs and the denominator of which is 365, and (iv) if the Employee and/or his spouse and dependents properly elect continued medical coverage ("COBRA") in accordance with Code section 4980B, the Company will pay the entire cost of the premiums for such continued medical coverage for the maximum required period of coverage under Code section 4980B(f). "Permanent Disability," as used in this Section 5.1, shall mean the physical or mental inability of the Employee to perform, consistent with past practice, such Employee's duties as specified in Section 2.1 hereof for at least 12 consecutive months.

          5.2 RESIGNATION. If the Employee's employment with the Company is terminated by reason of the Employee's resignation (other than for "Good Reason" as defined in Section 5.5), all obligations of the Company, including, without

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limitation, the obligation to pay salary or other amounts payable under this
Agreement to or for the benefit of the Employee, shall terminate upon the effective date of such resignation, and the Employee shall not be entitled to any compensation under this Agreement except for Base Salary accrued and unpaid through, and vested benefits under stock options granted to the Employee pursuant to the Stock Incentive Plans as of, the effective date of such resignation.

          5.3 COMPANY'S RIGHT TO TERMINATE FOR CAUSE. If the Employee shall be discharged for "Cause" (as defined below), all obligations of the Company, including, without limitation, the obligation to pay salary or other amounts payable under this Agreement to or for the benefit of the Employee, shall terminate upon the effective date of such discharge, and the Employee shall not be entitled to any compensation under this Agreement except for Base Salary accrued and unpaid through, and vested benefits under stock options granted to the Employee pursuant to the Stock Incentive Plans as of, the effective date of such discharge. As used in this Agreement, "Cause" shall mean a discharge in one or more of the following events:

          (i) the Employee's misappropriation of money or other assets or property, breach of fiduciary duty, tortious conduct or other act of dishonesty with respect to the Company or any Affiliate; the Employee's conviction of, or plea of guilty or NOLO CONTENDERE to, any act of fraud, embezzlement, tortious conduct or any crime for an offense that constitutes a felony; or the Employee's indictment for any crime involving dishonesty or moral turpitude;

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          (ii)  the Employee's continuing, repeated willful failure or refusal to follow written directions of the Board of Directors of the Company which failure or refusal continues following the Employee's receipt of written notice from the Board for Directors advising him of the acts or omissions that constitute the failure to perform his duties as an officer of the Company, if such failure continues after the Employee shall have had a reasonable opportunity to correct the act or omissions so complained of;

          (iii) a written determination by a licensed physician that the Employee is a chronic alcoholic or addicted to narcotics; or

          (iv) the Employee's breach of any covenant set forth in Section 6 hereof.

          5.4 TERMINATION FOR ANY OTHER REASON OR RESIGNATION FOR GOOD REASON. If (a) the Employee is discharged by the Company for any reason (other than for "Cause" (as defined in Section 5.3 hereof) or by reason of the Employee's death or "Permanent Disability" (as defined in Section 5.1 hereof)) or (b) the Employee's employment with the Company is terminated by reason of the Employee's resignation for "Good Reason" (as defined in Section
5.5 hereof), then all obligations of the Employee and the Company hereunder shall cease, except that the Employee shall be entitled to the following from the Company:

          (i) the Base Salary as set forth in Section 3.1 hereof payable on the same dates and in the same amounts as if the Employee continued to serve as an officer of the Company until the later of (A) December 31, 2000, or (B) twelve (12)

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    months after the date of such discharge or resignation; PROVIDED,
    HOWEVER, that if the Employee engages in any activity from which the Employee derives or is contractually (including, without limitation, pursuant to an employment agreement) entitled to compensation other than in connection with a "competitive activity" (as such term is defined in Section 6.1.1 hereof), then the Company's obligations under this clause
    (i) shall be limited solely to the excess of (x) the amount the Employee would have been due had the Employee remained in the employ of the Company through the later of the dates set forth in clauses (A) and (B) above in this clause (i), over (y) the total compensation the Employee receives, derives or is contractually (including, without limitation, pursuant to an employment agreement) entitled to as a result of engaging in such activity for services performed, PROVIDED, that there shall be no offset against the amount of the Base Salary the Employee would have been due had the Employee remained in the employ of the Company for the first twelve (12) months after the date of such discharge or resignation, which amount shall be payable on such dates and in such manner as if the Employee had continued to serve as an officer of the Company;

          (ii) (a) if such discharge or resignation occurs on or prior to December 31, 1997, the 1997 Guaranteed Bonus MULTIPLIED BY a fraction, the numerator of which equals the number of days the Employee was employed by the Company during the 1997 Fiscal Year and the denominator of which is 365, in lieu of any Annual Bonus which may be due to the Employee pursuant to Section 3.2; (b) if such discharge or resignation occurs on or prior to December 31, 1998, the 1998 Guaranteed Bonus MULTIPLIED BY a fraction, the numerator of which equals the number of days the Employee

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    was employed by the Company during the 1998 Fiscal Year
    and the denominator of which is 365, in lieu of any Annual Bonus which may be due to the Employee pursuant to Section 3.2; PROVIDED, HOWEVER, that if the amount of the Annual Bonus determined by the Compensation Committee for the Employee for the Fiscal Year in which the discharge or resignation occurs, prorated as set forth below in this clause (ii), exceeds the amount of the Guaranteed Bonus for the Employee for such year, prorated as set forth above in this clause (ii), then, solely for such Fiscal Year in which the Employee was so discharged or so resigned, in lieu of any Annual Bonus or any Guaranteed Bonus which may be due to the Employee pursuant to this clause (ii) or Section 3.2 hereof, an amount equal to the product of (x) the Annual Bonus so determined by the Compensation Committee for the Employee for such Fiscal Year MULTIPLIED
    BY (y) a fraction, the numerator of which equals the number of days the Employee was employed by the Company during the Fiscal Year in which the Employee was so discharged or so resigned and the denominator of which is 365; and (c) if such discharge or resignation occurs after December 31, 1998, then no Guaranteed Bonus or Annual Bonus shall be due to the Employee under this Agreement;

          (iii) benefits under stock options granted to the Employee pursuant to the Stock Incentive Plans vested as of the date of such discharge or resignation; and

          (iv) if the Employee (and/or his spouse and/or dependents) properly elect continued COBRA medical coverage, the Company and the Employee (and/or his spouse and/or dependents) each shall pay their same portions of the premiums


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for such medical coverage as if the Employee had remained in the employ of the Company until the later of (A) the maximum required period of coverage under Code Section 4980B(f), or (B) December 31, 2000;

PROVIDED, HOWEVER, that, in each case in clauses (i) through (iv) above in this Section 5.4, if at any time during which the Company is obligated to make payments thereunder the Employee engages in a "competitive activity" (as such term is defined in Section 6.1.1 hereof), then, as of the date the Employee commences engaging in such competitive activity, all of the Company's obligations to pay compensation or other amounts payable under this Agreement to or for the benefit of the Employee shall terminate except for
(i) Base Salary then accrued and unpaid, (ii) any vested stock options granted to the Employee under the Stock Incentive Plans, and (iii) the Company's obligation to pay its portion of the COBRA premiums described in clause (iv) of this Section 5.4 for the first twelve (12) months of such COBRA coverage provided that valid COBRA elections are and remain in effect.

          5.5 RESIGNATION FOR GOOD REASON. As used in this Agreement, "Good Reason" shall mean a resignation by the Employee as a result of one or both of the following events:

               (i) a material reduction in the Employee's aggregate compensation, duties or title with respect to the Company or any of its Affiliates (other than nonsubstantive, titular or nominal changes); or

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               (ii)   a material breach of this Agreement by the Company or any
    of its Affiliates unless such breach is substantially cured within a reasonable period of time after written notice advising the Company of the acts or omissions constituting such breach is actually received by the Company in accordance with Section 9.1 hereof.

          5.6 EMPLOYEE BENEFIT PLANS. In addition to such payments and benefits as may be provided to the Employee upon his termination of employment as set forth herein, the Employee (or his estate, legal representative or employee benefit plan beneficiary, as the case may be), shall be entitled to receive such other benefits as are expressly so provided under the terms of any employee benefit plan or other contractual arrangement maintained by the Company, as determined by the Compensation Committee; provided, however, that the Compensation Committee may reduce benefits hereunder or, if permissible, under any such other plan or arrangement to the extent it determines in good faith that such benefits are clearly duplicative and unintended (e.g., severance, company car).

     6.   COVENANTS OF THE EMPLOYEE.

          6.1  COVENANTS AGAINST COMPETITION.  The Employee acknowledges that
(a) the Company and its Affiliates are engaged in the business of operating a truckstop network (the "Network"), with facilities that provide motor fuel pumping along with one or more of the following services: truck care and repair services, a fast food restaurant, a full-service restaurant, a convenience store, showers, laundry facilities, telephones, recreation rooms, truck weighing scales and other compatible

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business services approved by the Company (together with any other activities in which the Company may be engaged during the Term and in which the Employee materially participates, the "Business"); (b) the Employee is one of the limited number of persons who developed the Business; (c) the Business is conducted nationally; (d) the Employee's work for the Business has given him, and will continue to give him, trade secrets of, and confidential information concerning, the Business; and (e) the agreements and covenants contained in this Section 6.1 are essential to protect the Business and the goodwill associated with it. Accordingly, the Employee covenants and agrees as follows:

               6.1.1 NON-COMPETE. From the date hereof through the later of (A) December 31, 2000 and (B) the last date through which the Employee is entitled to receive any payment or benefit hereunder, the Employee shall not, in the United States of America, directly or indirectly, (x) engage in a business for his own account that competes with the Business, (y) enter the employ of or render any services to a person that competes with the Business, or (z) have an interest in any person that competes with the Business, whether such interest is direct or indirect, and including any interest as a partner, shareholder, trustee, consultant, officer or similarly situated person (the foregoing activities specified in foregoing clauses (x), (y) and (z) being deemed engaging in a "competitive activity"); PROVIDED, HOWEVER, that in any case, the Employee may own, solely as an investment, securities of any person that are publicly traded if the Employee (a) is not a controlling person and (b) does not, directly or indirectly, own 5% or more of any class of securities of such person. After the date which is the later of (A)

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and (B) in the preceding sentence, the Employee shall be free to engage in any lawful business activities, including activities directly competitive with the Business.

               6.1.2 CONFIDENTIAL INFORMATION. The Employee agrees that, neither during the Term nor at any time thereafter shall he (i) disclose to any person not employed by the Company, or not engaged to render services to the Company or (ii) use for the benefit of himself or others, any confidential information of the Company, any of the Company's Affiliates or of the Business obtained by him, including, without limitation, "know-how," trade secrets, details of customers', suppliers', manufacturers' or distributors' contracts with the Company or any of the Company's Affiliates, pricing policies, financial data, operational methods, marketing and sales information, marketing plans or strategies, product development techniques or plans, plans to enter into any contract with any person or any strategies relating thereto, technical processes, designs and design projects, and other proprietary information of the Company, the Company's Affiliates or of the Business or the business of any of the Company's Affiliates; PROVIDED, HOWEVER, that this provision shall not preclude the Employee from (a) making any disclosure required by law or court order or (b) using or disclosing information (i) known generally to the public (other than information known generally to the public as a result of a violation of this Section 6.1 by the Employee), (ii) acquired by the Employee outside of his affiliation with the Company or any of the Company's Affiliates, or (iii) of a general nature (that is, not related specifically to the Business) that ordinarily would be learned, developed or obtained by individuals similarly active and/or employed in similar capacities by other companies in the same Business as the Company or any of the

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Company's Affiliates.  The Employee agrees that all confidential information of the Company or any of the Company's Affiliates shall remain the Company's or the Company's Affiliates', as the case may be, property and shall be delivered to the Company or to the Company's Affiliates, as the case may be, promptly upon the termination of the Employee's employment with the Company or at any other time on request. The covenant contained in this Section
6.1.2 shall survive, as provided herein, the termination of Employee's employment with the Company for any reason.

               6.1.3 NONSOLICITATION BY RESTRICTED PERSONS. From the date hereof and through the later of (A) December 31, 2001 and (B) the last date through which the Employee is entitled to receive any payment or benefit hereunder, the Employee shall not, directly or indirectly, (a) solicit any employee to leave the employment of the Company or the employment of any of the Company's Affiliates or (b) hire any employee who has left the employ of the Company or the employ of any of the Company's Affiliates within six (6) months after termination of such employee's employment with the Company or such employee's employment with any of the Company's Affiliates, as the case may be (unless such employee was discharged by the Company without Cause and excepting clerical and similar employees). The covenant contained in this
Section 6.1.3 shall survive, as provided herein, the termination of the Employee's employment with the Company for any reason.

     7. RIGHTS AND REMEDIES UPON BREACH OF COVENANTS. If the Employee breaches, or threatens to commit a breach of, any of the provisions of
Section 6 hereof (the "Restrictive Covenants"), the Company shall have the following rights and remedies,

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each of which rights and remedies shall be independent of the others and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity:

          7.1 SPECIFIC PERFORMANCE. The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

          7.2 SEVERABILITY OF COVENANTS. The Employee acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect to the greatest extent possible, without regard to the invalid portions.

          7.3 BLUE-PENCILLING. If any court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall be enforceable and shall be enforced to the greatest extent possible.

          7.4 ENFORCEABILITY IN JURISDICTIONS. The parties intend to and hereby do limit jurisdiction to enforce the Restrictive Covenants upon the courts of the

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jurisdiction of the Employee's last principal place of business under this
Agreement and the sites of the alleged breach of the Restrictive Covenants.

     8. REPRESENTATIONS OF EMPLOYEE. The Employee hereby represents and warrants to the Company (a) that there are no restrictions, agreements or understandings whatsoever to which the Employee is a party which would prevent or make unlawful the execution or performance of this Agreement or his employment hereunder and (b) that the execution of this Agreement and the Employee's employment hereunder shall not constitute a breach of any contract, agreement or understanding to which he is a party or by which he is bound.

     9.   OTHER PROVISIONS.

          9.1 NOTICES. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or overnight courier or sent by registered or certified mail, return receipt requested, postage prepaid, and shall be deemed given when so delivered personally or sent by facsimile transmission or overnight courier, or if mailed, four days after the date of mailing, as follows:

          (i)  if to the Company, to it at:

               TA Operating Corporation, d/b/a Truckstops of
               America, Inc.
               24601 Center Ridge Road, Suite 300
               Westlake, Ohio  44145-5634
               Attention:  General Counsel
               Telecopy No.: (216) 808-3301

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               and a copy to:

               TravelCenters of America, Inc.
               24601 Center Ridge Road, Suite 300
               Westlake, Ohio 44145-5634
               Attention:  General Counsel
               Telecopy No:  (216) 808-3301

               and a copy to:

               The Clipper Group, L.P.
               650 Madison Avenue, 9th Floor
               New York,  New York  10022
               Attention:  Rolf H. Towe
               Telecopy No.:  (212) 940-6055

               or at such other address as such person may hereafter designate to the Employee by notice as provided herein; and

          (ii) if to the Employee, to him at the address set forth below or at such other address as the Employee may hereafter designate to each of the persons listed in clause (i) above by notice as provided herein.

     Either party may give any notice or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Either party may change the address to which notices and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

          9.2 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all

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prior agreements, written or oral, with respect thereto, including, without limitation, the employment agreement by and between the Company and the Employee dated as of December 10, 1993. The Employee acknowledges that, as of the date this Agreement is executed, he has received all amounts accrued or due under any prior agreements, and that he is not entitled to receive additional amounts pursuant to any such agreements.

          9.3 WAIVERS AND AMENDMENTS. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or a privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity.

          9.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio applicable to agreements made and to be performed entirely within such State.

          9.5 ASSIGNMENT. This Agreement, and the Employee's rights and obligations hereunder, may not be assigned by the Employee. The Company may assign this Agreement and its rights, together with its obligations, hereunder to any entity that controls the Company, is controlled by the Company or is under common control

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with the Company or in connection with any sale, transfer or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise.

          9.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          9.7 HEADINGS. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

          9.8 SHAREHOLDER APPROVAL. The Employee's right to receive any payment or benefit hereunder in connection with his termination of employment or otherwise which may be characterized as a "parachute payment" (within the meaning of Code section 280G), or deemed to constitute a payment made in connection with or contingent upon a change of control of the Company for purposes of Code section 280G is contingent upon and subject to the written approval of holders of record of stock of the Company representing more than seventy-five percent (75%) of the voting power of all outstanding stock of the Company on the date this Agreement is adopted (determined without regard to any stock actually or constructively owned by the Employee and by certain
other persons as determined by the Company).   Such shareholder approval is
being obtained concurrently herewith.

     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

                                TA OPERATING CORPORATION

                                By:
                                   --------------------------------------
                                 Name:
                                       ----------------------------------
                                 Title:
                                       ----------------------------------

                                -----------------------------------------
                                                Edwin P. Kuhn



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